AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2004

     REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

M.D.C. HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	84-0622967 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

3600 S. Yosemite Street
Suite 900
Denver, Colorado 80237
(303) 773-1100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Joseph H. Fretz, Esq.
Secretary and Corporate Counsel
3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Name, address, including zip code and telephone number, including area code, of agent for service)

COPY TO:
Garth B. Jensen, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.   ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit	Price	Registration Fee

Common stock, $.01 par value	68,453 Shares	$59.05 (1)	$4,042,150	$328

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sale prices reported on The New York Stock Exchange on January 13, 2004.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS SUMMARY
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion and Consent of Holme Roberts & Owen
EX-23.1 Consent of Ernst & Young LLP
EX-24.1 Powers of Attorney

SUBJECT TO COMPLETION, DATED JANUARY 16, 2004

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[GRAPHIC OMITTED — LOGO]

PROSPECTUS

68,453 SHARES
M.D.C. HOLDINGS, INC.
COMMON STOCK

     All of the 68,453 shares of our common stock are being sold by the selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.

     The sale of the shares may occur from time to time:

•	in transactions on The New York Stock Exchange or other exchanges,

•	in privately negotiated transactions, or

•	in combination of various methods of sale.

     The sales of the shares may occur from time to time:

•	at fixed prices that may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing prices, or

•	at negotiated prices.

     The selling stockholder may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     We have agreed, among other things, to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the shares being offered by the selling stockholder. We have agreed to indemnify the trustees of the selling stockholder and certain other persons against certain liabilities, including liabilities under the federal securities laws.

     Our common stock is quoted on The New York Stock Exchange and the Pacific Stock Exchange under the symbol “MDC.” The last reported sales price of our common stock on The New York Stock Exchange on January 15, 2004 was $62.50 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is               , 2004

PROSPECTUS SUMMARY	5
THE COMPANY	5
RISK FACTORS	6
USE OF PROCEEDS	8
SELLING STOCKHOLDER	9
PLAN OF DISTRIBUTION	9
LEGAL MATTERS	10
EXPERTS	10
WHERE YOU CAN FIND MORE INFORMATION	10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	10

In this prospectus, “MDC,” “we,” “us,” and “our” each refer to M.D.C. Holdings, Inc., and “selling stockholder” refers to M.D.C. Holdings, Inc. Charitable Foundation.

PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS PROSPECTUS REFERS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

THE COMPANY

     M.D.C. Holdings, Inc., or MDC, is a Delaware corporation that was formed in 1972. Our primary business is owning and managing subsidiary companies that build homes under the name “Richmond American Homes.” We also own and manage HomeAmerican Mortgage Corporation, which originates mortgage loans primarily for our homebuyers; American Home Insurance Agency Inc., which sells casualty insurance products to our homebuyers; and American Home Title and Escrow, Inc., which provides title insurance and closing services for our customers. Unless specifically stated otherwise, references in this prospectus or any prospectus supplement to “we,” “us” or “our” include only MDC, and not our subsidiaries.

The Homebuilding Companies

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. We and our subsidiaries are a major regional homebuilder with a significant presence in some of the country’s best housing markets. Our subsidiaries are the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. Our homebuilding subsidiaries also have a growing presence in Dallas/Fort Worth and have recently entered the Houston, San Antonio, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets.

Our Homebuilding Strategy

     Our homebuilding subsidiaries focus on building quality homes at affordable prices. Our homebuilding subsidiaries build homes targeted at first time and first time move-up homebuyers.

Home Selling Prices

     Most of the homes sold by our homebuilding subsidiaries range in price from approximately $90,000 to $500,000, although some homes they build sell for more than $1,000,000. The average selling price of homes closed by our homebuilding subsidiaries was $254,300 in 2003 and $254,000 in 2002.

HomeAmerican Mortgage Corporation

     Our mortgage subsidiary provides mortgage loans to most of our homebuilding subsidiaries’ homebuyers. For the convenience of the homebuyers, our mortgage subsidiary has loan offices in most of the locations where our homebuilding subsidiaries build homes.

Location of Executive Offices

     The principal executive offices of MDC are at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100).

     You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS PRIOR TO PURCHASING THE COMMON STOCK OFFERED HEREBY.

An adverse change in economic conditions could reduce the demand for homes and, as a result, could reduce our earnings.

     Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homebuilding subsidiaries’ homes live, can have a negative impact on our business. Adverse changes in employment levels, job growth, consumer confidence, housing demand, interest rates and population growth may reduce demand and depress prices for our homebuilding subsidiaries’ homes. This, in turn, can reduce our earnings.

If land is not available at reasonable prices, our sales and earnings could decrease.

     Our operations depend on our ability to continue to obtain land for the development of our residential communities at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density and other market conditions may hurt our ability to obtain land for new residential communities. If the supply of land appropriate for development of our residential communities becomes more limited because of these factors, or for any other reason, the cost of land could increase and/or the number of homes that our homebuilding subsidiaries build and sell could be reduced.

If the market value of our homes drops significantly, our profits could decrease.

     The market value of our land and housing inventories depends on market conditions. We acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. If housing demand decreases below what we anticipated when we acquired our inventory, we may not be able to make profits similar to what we have made in the past, may experience less than anticipated profits and/or may not be able to recover our costs when our homebuilding subsidiaries build and sell homes. In the face of adverse market conditions, we may have substantial inventory carrying costs or our homebuilding subsidiaries may have to sell land or homes at a loss.

Interest rate increases or changes in federal lending programs could lower demand for our homebuilding subsidiaries’ homes and adversely impact our mortgage lending operations.

     Our homebuilding and mortgage lending operations are dependent upon the availability and cost of mortgage financing. Nearly all of our customers finance the purchase of their homes, and a significant number of these customers arrange their financing through our mortgage lending subsidiary, HomeAmerican. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages and, generally, will reduce home mortgage refinancing activity. We are unable to predict the extent to which recent or future changes in home mortgage interest rates will affect operating activities and results of operations.

     In addition, we believe that the availability of Federal National Mortgage Association (Fannie Mae)/ Federal Home Loan Mortgage Corporation (Freddie Mac)/ Federal Housing Administration and Veterans Administration mortgage financing is an important factor in our marketing strategy. Any changes, limitations or restrictions on the availability of these types of financing could reduce our home sales and mortgage lending volume.

Competition in the homebuilding industry could adversely affect our business.

     The real estate industry is fragmented and highly competitive. We compete with numerous homebuilders, including a number that are substantially larger and have greater financial resources. We also compete with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, desirable financing, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, customer service and general reputation in the community. We, through our mortgage lending subsidiary HomeAmerican, also compete with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater resources than we do.

Our business is subject to numerous environmental and other governmental regulations. These regulations could give rise to significant additional liabilities or expenditures, or restrictions on our business, any of which could adversely affect our business.

     Our operations are subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors’ licensing laws, state insurance laws, federal and state human resources laws and regulations and health and safety regulations and laws (including, but not limited to, those of the Occupational Safety & Health Administration). Various localities in which we operate have imposed (or may impose in the future) fees on developers to fund schools, road improvements and low and moderate income housing.

     From time to time, various municipalities in which we operate restrict or place moratoriums on the availability of utilities, including water and sewer taps. Additionally, certain jurisdictions in which we operate have proposed or enacted growth initiatives that may restrict the number of building permits available in any given year. Although we can give you no assurances as to future conditions or governmental actions, we believe that we have, or can obtain, water and sewer taps and building permits for our land inventory and land held for development.

     Our homebuilding operations also are affected by environmental laws and regulations pertaining to availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, natural terrain and vegetation. Due to these considerations, we generally obtain an environmental site assessment for parcels of land that we acquire. The particular environmental laws and regulations that apply to any given homebuilding project vary greatly according to a particular site’s location, the site’s environmental conditions and the present and former uses. These environmental laws may result in project delays, cause us to incur substantial compliance and other costs and/or prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly, which could adversely affect our business.

     As a homebuilder, we are subject to construction defect and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly. In addition, the costs of insuring against construction defect and product liability claims are high and the amount of coverage offered by insurance companies is currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

The level of our indebtedness could adversely affect our financial condition and prevent us from fulfilling certain obligations.

     We have significant debt service obligations. At December 31, 2003 we had total consolidated indebtedness of approximately $579.4 million. The degree to which we are leveraged could have important consequences to you, including:

•	a portion of our cash flows from operations must be used to pay principal and interest on our outstanding debt securities and other indebtedness, which will reduce the funds available to us for other purposes;

•	our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business; and

•	our indebtedness could make us more vulnerable in the event of a downturn in our business or in general economic conditions.

     Our ability to meet our debt service and other obligations will depend upon our future performance and we cannot assure you that we will be able to meet such obligations. We are engaged in businesses that are substantially affected by changes in economic cycles, and our revenues and earnings vary with the level of general economic activity in the markets in which we build homes, many of which are beyond our control. Our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under certain of our existing credit facilities bear interest at floating rates.

     In the event that internally generated funds and amounts available under our existing credit facilities are not sufficient to fund our capital expenditures and our debt service obligations, we would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of our indebtedness or the sale of assets. These alternatives are dependent upon financial, business and other general economic factors affecting us, many of which are beyond our control, and we cannot assure you that any of the alternatives would be available to us. While we believe that cash flow generated by operations, along with borrowing availability under existing credit facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control could increase the need for refinancing, new capital or both.

Our company structure may affect your investment.

     Substantially all of our operations are conducted through our homebuilding subsidiaries and HomeAmerican. As a result, we are dependent upon our subsidiaries’ results of operations and rely on dividends, advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing debt service obligations. Our subsidiaries’ ability to pay such dividends or make such advances and transfers will be subject to, among other things, applicable state law and contractual restrictions imposed by existing and future agreements and debt instruments that we or our subsidiaries have or may enter into.

The interests of certain control persons may be adverse to investors.

     Larry A. Mizel, David D. Mandarich and other of our affiliates own, directly or indirectly, in the aggregate, approximately 30% of our outstanding common stock. Such persons may effectively be able to elect our entire board of directors and control our management, operations and affairs. Circumstances may occur in which the interest of the controlling shareholders could be in conflict with your interests. The large percentage of stock held by these persons could also delay or prevent a change of control.

Natural disasters could adversely affect our business.

     The climates and geology of many of the states in which we operate, including California, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may be adversely affected.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

SELLING STOCKHOLDER

     As of January 16, 2004, the selling stockholder, M.D.C. Holdings, Inc. Charitable Foundation, beneficially owned 68,453 shares of our common stock, all of which may be offered from time to time in connection with this offering, depending on market conditions. This represents less than 1% of our total outstanding number of shares of common stock. The selling stockholder is a not-for-profit, charitable organization with the primary purpose of supporting non-profit charities in communities where we conduct our business. The selling stockholder is funded by MDC and its trustees are officers, directors, or both, of MDC.

PLAN OF DISTRIBUTION

     The selling stockholder or its pledgees, donees, transferees or other successors in interest may offer the shares from time to time. It may sell the shares on The New York Stock Exchange, other exchanges or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. It may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

•	to broker-dealers acting as principals

•	through broker-dealers acting as agents

•	in underwritten offerings

•	in block trades

•	in agency placements

•	in exchange distributions

•	in brokerage transactions

     The selling stockholder or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling stockholder may grant a security interest in shares owned by it. If the secured parties foreclose on the shares, they may be the selling stockholder.

     Any or all of the sales or other transactions involving the shares described above, whether completed by the selling stockholder, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling stockholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholder or by agreement between the selling stockholder and its underwriters, dealers, brokers or agents.

     If required under the Securities Act, the number of shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the Securities Act.

     The selling stockholder also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholder may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

     We will pay all costs associated with this offering, other than any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes.

LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon by Holme Roberts & Owen LLP.

EXPERTS

     The consolidated financial statements of M.D.C. Holdings, Inc. appearing in M.D.C. Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza, Room 10024
450 Fifth Street, N.W. Street
Washington, D.C. 20549

     You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, that file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

Filing	Period

Annual Report on Form 10-K Current Report on Form 8-K Quarterly Report on Form 10-Q Current Report on Form 8-K Quarterly Report on Form 10-Q Quarterly Report on Form 10-Q Current Report on Form 8-K	Year ended December 31, 2002 Dated February 27, 2003 Quarter ended March 31, 2003 Dated May 19, 2003 Quarter ended June 30, 2003 Quarter ended September 30, 2003 Dated December 16, 2003

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Joseph H. Fretz
Secretary and Corporate Counsel
M.D.C. Holdings, Inc.
3600 South Yosemite Street
Suite 900
Denver, Colorado 80237
(303) 773-1100

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by MDC in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. MDC will bear all of such expenses. All the amounts shown are estimates, except the registration fee.

Registration Fee	$328
Fees and expenses of accountants	$10,000
Fees and expenses of counsel to MDC	$17,500
Miscellaneous	$500
Total	$28,328

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bylaws and Certificate of Incorporation of MDC provide for indemnification of the officers and directors of MDC to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Certificate of Incorporation of MDC eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

     MDC has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities that may be incurred by the directors and officers of MDC and the co-registrants in their capacity as such.

ITEM 16. EXHIBITS

EXHIBIT NUMBER	EXHIBITS

4.1	Certificate of Incorporation of the Company. (1)
4.2	Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on July 1, 1987. (1)
4.3	Bylaws of the Company. (1)
4.4	Amendment to the Bylaws of the Company effective as of March 20, 1987. (1)
4.5	Common Stock Certificate. (2)
5.1	Opinion of Holme Roberts & Owen LLP.
23.1	Consent of Ernst & Young LLP, independent auditors. *
23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
24.1	Powers of Attorney. *

*	Filed herewith.

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q dated June 30, 1987.

(2)	Incorporated by reference from the Registration Statement on Form S-3 of the Company (File Number 33-426).

ITEM 17. UNDERTAKINGS

     (a) MDC hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) MDC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of MDC’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MDC pursuant to any charter provision, bylaw, contract, arrangement, statute, or otherwise, MDC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MDC of expenses incurred or paid by a director, officer or controlling person of MDC in the successful defense of any action, suit or proceeding) is asserted against MDC by such director, officer or controlling person in connection with the securities being registered, MDC will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 16th day of January, 2004.

M.D.C. HOLDINGS, INC.

By:	/s/ Paris G. Reece III

Paris G. Reece III Authorized Officer

SIGNATURE

     Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on the 16th day of January, 2004.

MDC OFFICERS AND DIRECTORS

Principal Executive Officer:

/s/ * Larry A. Mizel, Chairman of the Board of Directors Chief Executive Officer

Chief Operating Officer:

/s/ * David D. Mandarich, Director, President and Chief Operating Officer

Principal Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Other Directors:

/s/ * David E. Blackford

/s/ * Steven J. Borick

/s/ * William B. Kemper

/s/ * Herbert T. Buchwald

/s/ * Gilbert Goldstein

* By:	/s/ Joseph H. Fretz

Joseph H. Fretz, Attorney in Fact

EXHIBIT INDEX

EXHIBIT NUMBER	Description

5.1	Opinion of Holme Roberts & Owen LLP.
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.